Exhibit 8.2

September 14, 2018

Board of Directors

FVCBankcorp, Inc.

11325 Random Hills Road, Suite 240

Fairfax, Virginia 22030

Board of Directors

FVCbank

11325 Random Hills Road, Suite 240

Fairfax, Virginia 22030

Re:                             Registration Statement on Form S-4 of FVCBankcorp, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to FVCBankcorp, Inc., a Virginia corporation (“FVCB”), and FVCbank, a Virginia chartered commercial bank and wholly owned subsidiary of FVCB (“FVCbank”), in connection with the proposed merger pursuant to the Agreement and Plan of Merger, dated as of May 3, 2018 (the “Merger Agreement”) by and among FVCB, FVCbank, and Colombo Bank, a Maryland chartered commercial bank (“Colombo”). Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement.

Pursuant to the Merger Agreement and subject to various regulatory approvals, Colombo will merge with and into FVCbank, with Colombo ceasing to exist as a separate corporate existence and FVCbank continuing as the surviving entity (the “Merger”), in accordance with the applicable provisions of the Code of Virginia, the Virginia Stock Corporation Act, the Maryland General Corporation Law, and the Financial Institutions Article of the Maryland Code, and with the effect provided in Section 13.1-721 of the Virginia Stock Corporation Act. The Merger Agreement provides that each outstanding share of Colombo Common Stock (excluding shares of Colombo Common Stock held by Colombo (other than in a fiduciary capacity) and Dissenting Shares) will automatically, and without further action, be converted into, cancelled, and exchangeable for the right to receive either a combination of shares of FVCB Common Stock and cash, or cash. The Merger Agreement provides that as a result of the Merger, all of the assets and liabilities of Colombo will become the assets and liabilities of FVCbank by operation of law.

At your request, and in connection with the proxy statement/prospectus that is being filed as part of the Merger Registration Statement being filed with the Securities and Exchange Commission (the “Commission”) on Form S-4 by FVCB (the “Proxy Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the closing of the Merger, we are rendering our opinions concerning material United States federal income tax consequences of the Merger.

We have examined (i) the Merger Agreement; (ii) the Merger Registration Statement including the Proxy Statement; (iii) certain certificates of officers of each of FVCB, FVCbank, and Colombo as to certain factual matters (the “Certificates”) and the joint representation letter of FVCB and FVCbank and the representation letter of Colombo delivered to us on the date hereof for purposes of this opinion (collectively, the “Representation Letters”), and have assumed that the statements and representations set forth in those documents will be complete and accurate as of the Effective Time of the Merger. In such examination, we have assumed the genuineness of all signatures on the documents reviewed by us, the legal capacity of natural persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinions, we have assumed, with the permission of FVCB and FVCbank, that (i) the Merger will be effected in accordance with the Merger Agreement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement are true, complete, and correct and will remain true, complete, and correct at all times up to and as of the Effective Time (as defined in Section 1.6(b) of the Merger Agreement), (iii) the respective representations made by FVCB, FVCbank, and Colombo in the Certificates and the Representation Letter are true, complete, and correct and will remain true, complete and correct at all times up to and as of the Effective Time, (iv) the Merger will be effected as a statutory merger under and pursuant to the Virginia Stock Corporation Act and the Maryland General Corporation Law, (v) the Merger will be reported by FVCB and FVCbank on their respective United States federal income tax returns in a manner consistent with the opinion set forth below, and (vi) any respective representations made in the Merger Agreement, the Certificates, or the Representation Letter “to the knowledge of” or based on the respective belief of FVCB, FVCbank, and Colombo or similarly qualified are true, complete, and correct and will remain true, complete and correct at all times up to and as of the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon and subject to the foregoing and the other limitations and qualifications set forth herein, it is our opinion, under currently applicable United States federal income tax law, that:

(a)         The Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986.

(b)         No gain or loss will be recognized by FVCB, FVCbank, or Colombo as a result of the transactions contemplated by the Merger Agreement.

(c)          Gain (but not loss) will be recognized by holders of shares of Colombo Common Stock (collectively, “Colombo Stockholders”) upon the receipt of shares of FVCB Common Stock and cash in exchange for shares of Colombo Common Stock pursuant to the Merger (but not in excess of the cash received).

(d)         Gain or loss will be recognized by Colombo Stockholders entitled to receive fewer than 100 shares of FVCB Common Stock that elect to receive, and upon receipt of, only cash in exchange for their respective shares of Colombo Common Stock pursuant to the Merger (but not in excess of the cash received).

(e)          The aggregate tax basis of the shares of FVCB Common Stock received by the Colombo Stockholders will be the same as the aggregate tax basis of the Colombo Stockholders in their respective shares of Colombo Common Stock immediately prior to the effectiveness of the Merger Agreement, decreased by the amount of any cash received in the Merger (excluding any cash received in lieu of a fractional share) and decreased by any basis attributable to fractional shares of FVCB Common Stock for which cash is received, and increased by the amount of income or gain recognized in the Merger (other than in respect of fractional shares).

(f)           The holding period for shares of FVCB Common Stock received by Colombo Stockholders (including fractional shares deemed received) will include the period during which such persons held their respective shares of Colombo Common Stock immediately prior to the effectiveness of the Merger Agreement, provided that the Colombo Common Stock was held as a capital asset on the date of the Merger Agreement.

In addition, we hereby confirm that the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement, insofar as such discussion constitutes legal conclusions with respect to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger applicable to U.S. holders (as such term is defined in the Merger Registration Statement) of Colombo Common Stock.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law or federal laws of the United States other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, this opinion is expressed with respect to only those holders of shares of Colombo Common Stock who are United States holders and who hold their shares of Colombo Common Stock as a capital asset within the meaning of Section 1221 of the Code. No opinion is expressed with respect to shares of Colombo Common Stock (excluding shares of Colombo Common Stock held by Colombo (other than in a fiduciary capacity) and Dissenting Shares) or with respect to United States federal income tax consequences that may be relevant to particular Colombo Stockholders in light of their individual circumstances or to Colombo Stockholders who are subject to special rules, such as: financial institutions; investors in pass-through entities; regulated investment companies; real estate investment companies; insurance companies; tax-exempt organizations; dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Colombo Common Stock as part of a straddle, hedge, constructive sale or conversion transaction; certain expatriates or persons that have a functional currency other than the United States dollar; persons who are not United States holders of shares of Colombo Common Stock; Colombo Stockholders who acquired their shares of Colombo Common Stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan; persons liable for the alternative minimum tax; and partnerships or other pass-through entities for United States federal income tax purposes.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of the Commission’s Regulation S-K, and we express no opinion as to any matter pertaining to the contents of the Registration Statement or the Proxy Statement included therein, other than as expressly stated herein. This opinion is to be used only in connection with the Registration Statement. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We consent to the filing of this opinion as an exhibit to the Merger Registration Statement and to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the proxy statement/prospectus included in the Merger Registration Statement. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Jeffrey A. Markowitz
Name: Jeffrey A. Markowitz
Title: Principal